SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 15, 2022

SUNRISE REAL ESTATE GROUP, INC.

(Exact name of registrant as specified in its charter)

Texas	000-32585	75-2713701
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification)

(Address of principal executive offices)

No. 18, Panlong Road,

Shanghai, PRC 201702

Registrant's telephone number, including area code (86)-21-6167-2855

Not Applicable

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events

As disclosed in our report on Form 10-Q for the period ended September 30, 2021, the Market Supervisions Administration (“MSA”) of Baokang County, a county located within Hubei Province, China, was conducting an investigation into the business practices of Shanghai Da Er Wei Trading Company Limited ("SHDEW"), a company in which we own a 19.91% interest, and some of its affiliates. SHDEW is in the business of selling cosmetics and other consumer goods online.

We were advised in July 2022 by SHDEW that in September 2021, the MSA fined SHDEW 21 million RMB (approximately $3 million) for business practices that did not conform to government standards. The MSA required SHDEW to change its business model for the collection of commissions from downline distributors, which was found to resemble an unacceptable multi-level marketing program. Accordingly, SHDEW subsequently changed its business practices.

We are not related to this investigation, and we do not have any control or influence over the business practices of SHDEW. We are unable to evaluate the merits of any allegations or conclusions by the MSA.

We do not know how any change in SHDEW’s business practices will affect its revenue and ability to pay a dividend, which has been a significant source of our revenue in recent years.  While SHDEW is not required to pay any dividends, any material decline in the dividend could have a material adverse effect on our business. At this stage, we are also unable to evaluate the impact on our future cash flow resulting from this investigation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 13, 2022

SUNRISE REAL ESTATE GROUP, INC.

By:	/s/ Zhang Jian
Name: Zhang Jian
Title: CEO